UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

SeaBright Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51124 (Commission File Number)	56-2393241 (IRS Employer Identification No.)

2101 4th Avenue, Suite 1600
Seattle, Washington 98121
(Address of Principal executive offices, including Zip Code)

206-269-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) Base Salary Increases

     On March 31, 2005, the compensation committee of the board of directors of SeaBright Insurance Holdings, Inc. (the “Company”) approved increases in the annual base salary of certain executive officers, including for its Chief Executive Officer (the “CEO”) and the four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the Company’s 2004 fiscal year. The CEO and such other executive officers are referred to as the “Named Executive Officers.” The following table sets forth the new annual base salaries to be paid to the Named Executive Officers. The salary increases are effective as of April 1, 2005.

NAME	BASE SALARY
John G. Pasqualetto	$345,000

Richard J. Gergasko	$275,000

Joseph S. De Vita	$250,000

Richard W. Seelinger	$200,000

Jeffrey C. Wanamaker	$178,000

(b) Employment Agreement with D. Drue Wax

     On March 31, 2005, SeaBright Insurance Company entered into an employment agreement with D. Drue Wax, the Company’s General Counsel, Senior Vice President and Secretary. Ms. Wax’s employment agreement provides for an annual base salary of $200,000 and an annual incentive bonus in a target amount of 40% of her base salary. Ms. Wax’s salary and target bonus amount are subject to review by the board for market and performance adjustments at the beginning of each calendar year and may be adjusted after such review in the board’s sole discretion. Ms. Wax may participate in present and future benefit plans that are generally made available to employees from time to time. If we terminate Ms. Wax’s employment without cause, as defined in her employment agreement, she will be entitled to receive her base salary (prorated to the date of termination) payable in regular installments from the date of termination for a period of 12 months thereafter. Ms. Wax’s employment agreement provides that she will be restricted from engaging in specified competitive activities and soliciting our employees, customers, suppliers or other business relations for 12 months following the date of her termination. The employment agreement is attached hereto as Exhibit 10.44 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit
Number	Description
10.44	Employment Agreement, dated as of March 31, 2005, by and between SeaBright Insurance Company and Debra Drue Wax

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT INSURANCE HOLDINGS, INC.

/s/ Joseph S. De Vita

Date: April 5, 2005	Name: Title:	Joseph S. De Vita Senior Vice President, Chief Financial Officer
and Assistant Secretary

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